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                                                                     EXHIBIT 5.1

                Letterhead of Ballard Spahr Andrews & Ingersoll

                                 April 24, 2002

Heritage Property Investment Trust, Inc.
535 Boylston Street
Boston, Massachusetts 02116

    Re: Registration Statement on Form S-11
      PURSUANT TO RULE 462(B): 2,300,000 SHARES OF COMMON STOCK

Ladies and Gentlemen:

    We have served as Maryland counsel to Heritage Property Investment
Trust, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 2,300,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "1933 Act") and the above-referenced registration statement, and all amendments thereto (the "Registration Statement"). Two million one hundred thousand of the Shares are to be issued and sold by the Company, and 200,000 of the Shares are to be sold by The Prudential Insurance Company of America ("Prudential"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

    In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

    1. The Registration Statement, including all amendments thereto, with the prospectus included therein, in the form in which it was transmitted to the Securities and Exchange Commission (the "Commission") under the 1933 Act, certified as of a recent date by an officer of the Company;

    2. Articles of Amendment and Restatement (Third) of the Company, certified as of a recent date by an officer of the Company;

    3. The Amended and Restated Bylaws of the Company, certified as of a recent date by an officer of the Company;

    4. Resolutions (the "Board Resolutions") adopted by the Board of Directors of the Company, relating to (i) the registration, sale and issuance of the Shares to be issued by the Company, (ii) the appointment of a Pricing Committee of the Board of Directors (the "Pricing Committee") and the delegation to such committee of the power to determine the number and price of such Shares and certain other matters in connection with the registration, sale and issuance of such Shares, (iii) the authorization of the execution, delivery and performance by the Company of the Purchase Agreement (as hereinafter defined) and (iv) the authorization of the issuance to Prudential, pursuant to the Securities Purchase Agreement (as hereinafter defined), of the Shares to be sold by Prudential, certified as of a recent date by an officer of the Company;

    5. Resolutions adopted by the Pricing Committee (the "Pricing Committee Resolutions") fixing the number and price of the Shares to be issued by the Company, certified as of a recent date by an officer of the Company;

    6. A Purchase Agreement (the "Purchase Agreement"), executed by and among the Company, Net Realty Holding Trust, Prudential and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman,
       Sachs & Co., Morgan Stanley & Co. Incorporated, UBS Warburg LLC, First Union Securities, Inc. and Legg Mason Wood Walker, Incorporated,
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Heritage Property Investment Trust, Inc.
April 24, 2002
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       as Representatives of the several underwriters party thereto, certified as of a recent date by an officer of the Company;

    7. A Securities Purchase Agreement, dated as of September 18, 2000 (the "Securities Purchase Agreement"), among the Company, Heritage Property Investment Limited Partnership and Prudential, certified as of a recent date by an officer of the Company;

    8. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

    9. A certificate executed by an officer of the Company, dated as of the date hereof; and

    10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

    In expressing the opinion set forth below, we have assumed the following:

    1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

    2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

    3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

    4. Any Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

    Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

    1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

    2. The Shares to be issued by the Company have been duly authorized and, when issued, sold and delivered against payment therefor in the manner described in the Registration Statement and the Purchase Agreement and in accordance with the Board Resolutions and the Pricing Committee Resolutions, will be validly issued, fully paid and non-assessable.

    3. The Shares to be sold by Prudential have been duly authorized and validly issued and are fully paid and nonassessable.

    The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To
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Heritage Property Investment Trust, Inc.
April 24, 2002
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the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

    We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

    This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                          Very truly yours,
                                          /s/ Ballard Spahr Andrews & Ingersoll
                                          LLP